FOR IMMEDIATE RELEASE

TORRENT TO COMMENCE CORING PROGRAM

October 25, 2004 - Torrent Energy Corporation ("Torrent" or the "Company") (OTCBB: TREN), is pleased to announce the following developments in the Company and its wholly owned operating subsidiary, Methane Energy Corp. ("Methane").

Coring Hole Program - Methane has signed a Drilling Services Agreement with a Utah based drilling company which has extensive drilling and consulting experience in coalbed methane in order to commence a six hole coring program on Methane's leases in Oregon. Steve Pappajohn, President of Methane, states "the six locations were chosen in order to further confirm and delineate the gas content data in the Coos County coal beds and to assist us in determining the positioning of our potential pilot test well programs next year." The six hole coring program is expected to commence in early November and take approximately two to three weeks per hole in order to properly complete the coring and sampling process. The analysis of the coring samples should be complete within sixty days of the entire coring program being finished.

Shareholder Awareness Program - Torrent has entered into an agreement with Capital Financial Media, LLC. ("CFM") in an effort to enhance and expand public awareness of Torrent's business opportunity. The primary objective is to increase the Company's recognition within the business community, potential shareholders and institutional investors. CFM will prepare and distribute an advertisement report on Torrent in the United States. In consideration for these services, CFM has received a total production budget of $600,000 plus options to purchase 200,000 shares at $1.00 and 200,000 shares at $2.00.

About Torrent Energy Corporation

Torrent Energy Corporation is engaged in the acquisition, exploration and development of natural gas and coalbed methane properties in the United States. Its current focus is on the exploration of the Coos Bay Basin project in Oregon where the Company currently has a land portfolio that includes 60,000 acres of highly prospective land in the Coos Bay area.. For more information please visit www.torrentenergy.com.

On behalf of the Board of Directors,

TORRENT ENERGY CORPORATION

Mark Gustafson, President

For more information contact:

Bruce Nurse, Corporate Communications info@torrentenergy.com 1-800-676-TREN (8736)

Safe Harbor Statement

This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, our commencing a six hole core drilling program and time frames expected for its completion and analysis results. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include general factors that affect all companies that explore for coalbed methane gas, such as the uncertainty of the requirements demanded by environmental agencies, the impact of competitive products and pricing, the fact that coalbed methane gas extraction and production is still partly experimental, the price of oil and gas, and specific risks such as the Company's ability to raise financing for acquisitions or operations, inability to hire qualified employees in a timely manner, and the likelihood that no commercial quantities of gas are found or recoverable. In addition no reader should assume that a Shareholder Awareness Program will have any particular results for our company, and no such results are implied. For more risk factors about our company, readers should refer to risk disclosure in our 8-K dated June 22, 2004.